Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of December 15, 2017 by and among MB FINANCIAL BANK, N.A. (“Lender”) and EXACT SCIENCES CORPORATION, a Delaware corporation (“ESC”), and EXACT SCIENCES LABORATORIES, LLC, a Delaware limited liability company (“ESL”)  (ESC and ESL are sometimes referred to herein as a “Borrower” and collectively as the “Borrowers”).

RECITAL:

Borrowers desire to obtain and Lender is willing to provide Revolving Borrowers, subject to the terms and conditions set forth in this Agreement, a revolving line of credit in the maximum principal amount of Fifteen Million and 00/100 Dollars ($15,000,000.00) (the “Revolving Loan”).

AGREEMENT:

NOW THEREFORE, in consideration of the approval and granting of the loans by Lender to Borrowers pursuant to this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrowers and Lender agree as follows:

1.                                      DEFINITIONS.  In this Agreement:

(a)                                 “Account” shall have the meaning assigned such term in the Wisconsin Uniform Commercial Code, as the same may be in effect from time to time; provided, that as used in this Agreement, such term shall be limited to Accounts arising from the sale, lease, or other disposition of a Borrower’s Cologuard® Inventory.

(b)                                 “Business Day” means any day on which Lender is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

(c)                                  “Collateral” shall mean all of the property of Borrowers described in Section 3 hereof.

(d)                                 “CG Growth” means CG Growth LLC, a Wisconsin limited liability company.

(e)                                  “CG Growth Loan Agreement” means that certain Loan Agreement dated as of the date hereof between CG Growth and Lender, as amended, revised, supplemented or restated from time to time.

(f)                                   “EBITDA” means, as to any Person and for any period as to which such amount is being determined, the sum of (a) net income, (b) interest expense, (c) payment or provision for all applicable income taxes, (d) depreciation and amortization expense and (e) non-cash stock based compensation, all as determined without duplication for the Person and its consolidated subsidiaries.

(g)                                  “Event of Default” shall have the meaning set forth in Section 9 hereof.

(h)                                 “Hedging Agreement” (and, collectively, “Hedging Agreements”) shall mean (i) any transaction now existing or hereafter entered into between a Borrower and Lender which is a rate swap, basis swap, commodity swap, equity or equity index swap, foreign exchange transaction, currency or cross-currency rate swap, or any similar transaction or any combination thereof (including any option, cap, collar, floor or forward with respect to any of the foregoing), whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, and any other agreement or arrangement designed to protect against fluctuations in interest rates, currency exchange rates or commodity prices, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing, and (iii) any agreement, confirmation or other document with respect thereto, and (iv) all debts, obligations and liabilities of the Borrower to Lender with respect to any of the foregoing.  In addition, notwithstanding anything to the contrary herein, obligations under Hedging Agreements shall only be accelerated or terminated in accordance with the respective Hedging Agreement.

(i)                                     “Interest Period” means, with respect to a LIBOR Rate Loan, a period of one or three months from a Business Day selected by a Borrower pursuant to section 2(b) or 2.6(c) of this Agreement to the day which corresponds numerically to such date one or three months thereafter (or, if such month has no numerically corresponding date, on the last business day of such month), provided that: (i) if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is in a new calendar month in which case such Interest Period shall end on the immediately preceding Business Day); (ii) no Interest Period may end later than the Maturity Date and (iii) if, pursuant to any notice received by Lender from either Borrower, the initial Interest Period of any LIBOR Rate Loan commences on any day other than the tenth day of any month, then the initial Interest Period of such LIBOR Rate Loan shall end on the tenth day of the following calendar month or quarter, as the case may be, notwithstanding the Interest Period specified in such notice, and the LIBOR Rate for such LIBOR Rate Loan shall be equal to the LIBOR Rate for an Interest Period equal to the length of such partial month or quarter.  Thereafter, each LIBOR Rate Loan shall automatically renew for the Interest Period specified in the initial request received by Lender pursuant to Section 2(c) hereof, at the then current LIBOR Rate applicable to such Interest Period plus the margin applicable thereto as set forth in the Revolving Note, unless either Borrower, pursuant to a subsequent written notice received by Lender, shall elect a different Interest Period or the conversion of all or a portion of such LIBOR Rate Loan to a Reference Rate Loan pursuant to Section 2(c) hereof.

(j)                                    “Inventory” shall have the meaning assigned such term in the Wisconsin Uniform Commercial Code, as the same may be in effect from time to time.

(k)                                 “Lease” means that certain Lease Agreement dated as of the date of this Agreement between CG Growth, as landlord, and ESC, as tenant, with respect to the real estate commonly known as 650 Forward Drive, Madison, Wisconsin, together with an approximately 137,000 square foot building and all other improvements located thereon.

(l)                                     “LIBOR Rate” means a rate of interest equal to the LIBOR for each Interest Period quoted by the Lender from Bloomberg Financial Markets system (or such other authoritative source as selected by Lender in its sole discretion), which shall be the LIBOR for each Interest Period in effect two (2) Business Days (as defined below) prior to the tenth (10th) day of each Interest Period (rounded upward to the nearest 1/10,000 of 1.00%).  The Lender may unilaterally adjust the LIBOR for any reserve requirement and any subsequent costs arising from a change in government regulation, or may substitute an alternative rate in the event the LIBOR becomes unavailable, provided, that, the Lender is making such adjustments or substitutions for all other similar borrowers and transactions and provided, further, that the substitute interest rate is equivalent to LIBOR.  The Lender’s determination of the LIBOR is conclusive, absent manifest error.

(m)                             “LIBOR Rate Loan” means a Revolving Loan bearing interest at a rate determined by reference to the LIBOR Rate.

(n)                                 “Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or charge of any kind including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction (or other similar recording or notice statute, and any lease in the nature thereof), except a filing for precautionary purposes made with respect to a true lease or other true bailment.

(o)                                 “Loan Documents” means collectively the Revolving Note, Hedging Agreements and this Agreement.

(p)                                 “Maturity Date” means December 10, 2019, unless sooner terminated or extended as provided in this Agreement or the Revolving Note.

(q)                                 “MB Reference Rate” means and refers to the rate per annum then, and from time to time, most recently charged, announced or published by Lender as its “Reference Rate”.  It is expressly agreed that the term MB Reference Rate is not intended, nor does it imply, that said rate of interest is a preferred rate or one which is offered by

Lender to its most creditworthy customers.  If Lender no longer announces the MB Reference Rate as an index, then Lender will choose a new index based upon comparable information (e.g The Wall Street Journal) and Borrowers will be notified of this choice.  The MB Reference Rate will change from time to time without notice.

(r)                                    “Notice of Continuation/Conversion” shall mean a notice in the form of Exhibit C attached hereto.

(s)                                   “Permitted Liens” means:

(1)                                 The Liens securing the Revolving Note;

(2)                                 A Lien of general taxes which are not yet due or payable;

(3)                                 Liens on the property of Borrower securing (a) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases and statutory obligations, (b) contingent obligations on surety, performance and appeal bonds, and (c) other non-delinquent obligations of a like nature; in each case incurred in the ordinary course of business and treating as non-delinquent any delinquency which is being contested in good faith and by appropriate action, which action has the effect of preventing the forfeiture or sale of the property subject thereto;

(4)                                 Liens arising in the ordinary course of business (such as Liens of carriers, warehouseman, landlords, materialmen, repairmen and mechanics and other similar liens imposed by law) which secure payment of obligations not more than ninety (90) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside;

(5)                                 Purchase money Liens on any equipment or fixture acquired after the date hereof to be used by a Borrower in the normal course of its business, and created or incurred simultaneously with the acquisition of such equipment or fixture, if such Lien is limited to the property so acquired and the indebtedness secured by Lien does not exceed the purchase price of such property and any ancillary costs associated therewith; and

(6)                                 Such other liens or encumbrances arising after the date hereof that are approved by Lender in writing.

(t)                                    “Person” means any natural person, corporation, limited liability company, joint venture, limited liability partnership, partnership, association, trust or other entity or any governmental authority.

(u)                                 “Project” means the construction by CG Growth of a 137,000 square foot research/diagnostic lab/office building in Madison, Wisconsin on the Property.

(v)                                 “Property” means the land described on Exhibit A attached hereto and all improvements thereon.

(w)                               “Reference Rate Loan” means a Revolving Loan bearing interest at a rate determined by reference to the MB Reference Rate.

(x)                                 “Revolving Note” means the Note dated December 15, 2017 executed by Borrowers in favor of Lender in the stated principal amount of Fifteen Million and 00/100 Dollars ($15,000,000.00).

(y)                                 “Tangible Net Worth” means, as to any Person, as of any determination date, the total of all assets which would appear on the consolidated balance sheet of such Person and its subsidiaries, less the sum of the following:

(i)                                     the book amount of all such assets which would be treated as intangibles, including all such items as goodwill, trademarks, trademark rights, trade names, trade name rights, brands, copyrights, patents, patent rights, licenses, deferred charges and unamortized debt discount and expense;

(ii)                                  any write-up in the book value of any such assets resulting from a revaluation thereof subsequent to the date of the most recent financial statements delivered to Lender;

(iii)                               all reserves, including reserves for depreciation, obsolescence, depletion, insurance and inventory valuation, but excluding contingency reserves not allocated for any particular purpose and not deducted from assets;

(iv)                              the amount, if any, at which any Equity Interests of the Person or any of its subsidiaries appear on the asset side of such consolidated balance sheet;

(v)                                 the Total Liabilities of the Person; and

(vi)                              all investments in foreign Affiliates of the Person and unconsolidated domestic Affiliates of the Person;

all as calculated for ESC and its Subsidiaries on a consolidated basis.

(z)                                  “Total Liabilities” means, as to any Person, all items which would be classified as liabilities on the consolidated balance sheet of such Person and its Consolidated Subsidiaries, calculated for ESC and its Subsidiaries on a consolidated basis.

(aa)                          “Type” means, with respect to any Loan, its nature as a Reference Rate Loan or as a LIBOR Rate Loan.

2.                                      REVOLVING LOANS

(a)                                 The Revolving Loan.  Lender agrees to lend to Borrowers or either one of them, subject to the terms and conditions hereof, during the period from the date of this Agreement to the Maturity Date up to the maximum amount at any time outstanding equal to Fifteen Million and 00/100 Dollars.  Within such maximum amount loans may be made, repaid and made again.  The Revolving Loan shall be evidenced by the Revolving Note and shall be payable on the Maturity Date.  Although the Revolving Note shall be expressed to be payable in the maximum amount specified above, the Borrowers shall be obligated to pay only the amount actually disbursed to or for the account of the Borrowers, together with interest on the unpaid balance of the sums so disbursed, which remain outstanding from time to time as shown on the records of Lender.

(b)                                 Borrowing Procedures for Loans.  Either Borrower shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit B or telephonic notice (followed immediately by a Notice of Borrowing) to the Lender of each proposed borrowing of a Revolving Loan not later than 11:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such borrowing.  Each such notice shall be effective upon receipt by Lender, shall be irrevocable, and shall specify the date, amount and Type of borrowing.  Each request for a Revolving Loan shall be irrevocable and shall constitute a certification that the borrowing conditions specified in Section 6 hereof will be satisfied on the applicable borrowing date.  Upon the fulfillment of the applicable borrowing conditions set forth in Section 6, Lender shall deposit the proceeds thereof in the account designated by the applicable Borrower maintained with Lender.  Each borrowing of a LIBOR Rate Loan with an Interest Period of one month shall be in an aggregate amount of at least $100,000.

(c)                                  Continuation and Conversion Procedure.

(i)                                     Either Borrower may elect from time to time, subject to the terms and conditions of this Agreement, to convert all or a portion of the outstanding Reference Rate Loans to LIBOR Rate Loans (in each case, in a minimum amount of $100,000).

(ii)                                  At the end of the applicable Interest Period for a LIBOR Rate Loan, such LIBOR Rate Loan shall automatically continue as a LIBOR Rate Loan with the same Interest Period unless either Borrower shall have given Lender notice in accordance with section 2(c)(iii) below requesting that, at the end of such Interest Period, all or a portion of such LIBOR Rate Loan be [a] continued as a LIBOR Rate Loan with a different Interest Period or [b] be converted into a Reference Rate Loan.

(iii)                               Either Borrower shall furnish to Lender an appropriately completed and executed Notice of Conversion/Continuation for each conversion of a LIBOR Rate Loan to a Reference Rate Loan not later than 11 a.m., Chicago time, on the date three Business Days prior to the date of the requested conversion.  Each such request by Borrowers for a conversion of a LIBOR Rate Loan shall be irrevocable and shall constitute a certification by Borrowers that the borrowing conditions specified in section 6 will be satisfied on the specified conversion or continuation date.

(iv)                              Notwithstanding anything to the contrary contained in this section, no Revolving Loan may be converted into or continued as a LIBOR Rate Loan when any Event of Default has occurred and is continuing.

(d)                                 Interest Rate; Payments on Revolving Loans.  The Revolving Loans shall bear interest and be payable as set forth in the Revolving Note.

(e)                                  Maximum LIBOR Rate Loans.  The maximum number of LIBOR Rate Loans outstanding at any time shall not exceed 10.

(f)                                   Additional LIBOR Rate Loan provisions.

(i)                                     If Lender determines that the making or maintaining of a LIBOR Rate Loan would violate any applicable law, rule regulation or directive of a Governmental Authority, whether or not having the force of law, then the obligation of Lender to make, continue, maintain or convert any LIBOR Rate Loan shall be suspended until Lender notifies Borrowers that the circumstances causing such suspension no longer exist.  During any such period, each LIBOR Rate Loan shall automatically convert into a Reference Rate Loans at the end of its Interest Period or sooner if required by law.

(ii)                                  If Lender shall incur any loss or expense (including any loss or expense incurred by reason of a liquidation or redeployment of deposits or other funds acquired by Lender to make, continue or maintain any portion of a LIBOR Rate Loan, or to convert any portion of a Reference Rate Loan into, a LIBOR Rate Loan) as a result of: (i) any conversion or repayment or prepayment of the principal amount of LIBOR Rate Loan on a date other than the last day of the Interest Period applicable thereto (whether as a result of acceleration or otherwise) unless due to conversion under subsection (i) above; (ii) any Loan not being made as a LIBOR Rate Loan in accordance with the Notice of Borrowing therefore delivered pursuant to section 2(b); or (iii) any Revolving Loan not being continued as, or converted into, a LIBOR Rate Loan in accordance with the Notice of Continuation/Conversion therefor, then, upon written notice from Lender to Borrowers, Borrowers shall, within ten days of its receipt thereof, pay to Lender such amount as will (in the reasonable determination of Lender) reimburse Lender for such loss or expense.  Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrowers.

3.                                      SECURITY INTEREST.

(a)                                 Grant of Security Interest.  As security for the payment of all advances on the Revolving Loan now or in the future made by Lender to any Borrower hereunder and for the payment or other satisfaction of all other debts, obligations and liabilities of each

Borrower under this Agreement and the other Loan Documents (collectively, the “Secured Obligations”), each Borrower hereby assigns to Lender and grants to Lender a continuing security interest in all right, title and interest of each Borrower in and to the following property of such Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located:  (a) all Accounts and all Goods whose sale, lease or other disposition by a Borrower has given rise to such Accounts and which Goods have been returned to, or repossessed or stopped in transit by, any Borrower; (b) all  Inventory consisting of Cologuard® products, whether raw materials, work-in-process or finished goods Inventory, and (c) all additions and accessions to, substitutions for, and replacements, products and proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of such Borrower’s books and records relating to any of the foregoing.

(b)                                 Preservation of Collateral; Perfection.  Each Borrower shall, at Lender’s reasonable request, at any time and from time to time, authenticate, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary by Lender) and do such other acts and things or cause third parties to do such other acts and things as Lender may deem reasonably necessary in its sole discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Secured Obligations.  Each Borrower irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower’s true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be reasonably necessary to preserve and perfect Lender’s security interest in the Collateral.  Each Borrower further ratifies and confirms the filing by Lender of any and all financing statements which identify such Borrower as debtor, Lender as secured party and any or all Collateral as collateral.

(c)                                  Possession of Collateral.  Until an Event of Default has occurred and is continuing and Lender has given notice to the Borrowers that the Borrowers may no longer continue to sell Inventory in the ordinary course, each Borrower shall have the right, except as otherwise provided in this Agreement, in the ordinary course of such Borrower’s business, to (a) sell, lease or furnish under contracts of service any of such Borrower’s Inventory normally held by such Borrower for any such purpose; and (b) use and consume any raw materials, work in process or other materials normally held by such Borrower for such purpose; provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by such Borrower.

(d)                                 Collection of Accounts.  (b)  Lender may, at any time and from time to time during the existence of an Event of Default, whether before or after notification to any account debtor and whether before or after the maturity of any of the Secured Obligations, (i) enforce collection of any Accounts; (ii) exercise all of each Borrower’s rights and remedies with respect to proceedings brought to collect any Accounts; (iii) surrender, release or exchange all or any part of any Accounts, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of any Borrower upon such terms, for such amount and at such time or times as Lender deems advisable; (v) prepare, file and sign such Borrower’s name on any proof of claim in bankruptcy or other similar document against any account debtor or other Person obligated to a Borrower with respect to any Accounts; and (vi) do all other acts and things which are necessary, in Lender’s sole discretion, to allow Lender to collect the Accounts.  In addition to any other provision hereof, Lender may, at any time an Event of Default exists, notify any parties obligated on any of the Accounts to make payment directly to Lender of any amounts due or to become due thereunder.

(e)                                Borrowers’ Obligations With Respect To Collateral Upon Event of Default.  Upon the request of Lender during the existence of an Event of Default, Borrowers will:

(i)                                     assemble and make available to Lender the Collateral and all books and records relating thereto at any place or places specified by Lender;

(ii)                                  permit Lender, by Lender’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay Borrowers for such use and occupancy; and

(iii)                               at its own expense, cause the independent certified public accountants then engaged by Borrowers to prepare and deliver to Lender, at any time, and from time to time, promptly upon Lender’s request, the following reports: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; and (iii) a test verification of such Accounts.

For the purpose of enabling Lender to exercise the rights and remedies with respect to the Collateral at such time as Lender shall be lawfully entitled to exercise such rights and remedies, each Borrower hereby grants to Lender, a royalty-free, non-exclusive, irrevocable license and right to use all of such Borrower’s patents, patent applications, patent licenses, trademarks, trademark registrations, trademark licenses, trade names, trade styles, copyrights, copyright applications, copyright licenses, and similar intangibles, in each case to the extent permitted thereunder, in connection with any foreclosure or other realization by Lender on all or any part of the Collateral; provided that Lender may not grant further sub-licenses of any of the foregoing intellectual property.  The license and right granted Lender hereby shall be without any royalty or fee or charge whatsoever.

4.                                      REPRESENTATIONS AND WARRANTIES.  In order to induce Lender to make advances of the Revolving Loan, each Borrower represents and warrants to Lender that:

(a)                                 Organization of Borrower.  ESL is a limited liability company duly organized and validly existing under the laws of the State of Wisconsin and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership of its properties requires such qualification.  ESL has no subsidiaries.  ESC is a corporation duly organized and validly existing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership of its properties requires such qualification.

(b)                                 Authorization and Binding Effect as to Borrowers.  The execution and delivery to Lender of the Loan Documents to which each Borrower is a party, and the performance by such Borrower of its obligations thereunder, are within its power and have been duly authorized by proper corporate or limited liability company action, as the case may be, on the part of such Borrower, are not in violation of any existing law, rule or regulation of any governmental agency or authority, any order or decision of any court, the organizational documents of such Borrower, or the terms of any agreement, restriction or undertaking to which such Borrower is a party or by which it is bound, and do not require the approval or consent of any governmental body, agency or authority or any other person or entity, except, as to all statements above, where any such violation or failure to obtain approvals or consents could not reasonably be expected to have a material adverse effect on the financial condition or business operations of any Borrower.  The Loan Documents to which each Borrower is a party, when executed and delivered to Lender, will constitute the legal, valid and binding obligations of such Borrower enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or similar laws of general application affecting the enforcement of creditor’s rights.

(c)                                  Ownership of Collateral.  Each Borrower is the owner of its Collateral and said ownership is not and will not be subject to any Lien of any kind or nature except for Permitted Liens.

(d)                                 Litigation.  Except as previously disclosed in writing to Lender, there is no legal or regulatory proceeding or investigation pending or, to the knowledge of Borrowers, threatened (or any basis therefor) against any Borrower which, when and however decided, could have a material adverse effect on the condition or business of any Borrower or such Borrower’s ability to perform its obligations under the Loan Documents.

(e)                                  No Burdensome Agreements.  Neither Borrower is a party to or bound by any agreement, instrument or undertaking, or subject to any other restriction (1) which materially adversely affects or, with the passage of time or providing of notice, or both, so affect the property, financial condition or business operations of such Borrower, or (2) under or pursuant to which such Borrower is or will be required to place (or under which any other person has the current right to place) a lien upon any of its properties securing indebtedness to Lender either upon demand or upon the happening of a condition, with or without such demand.

(f)                                   Financial Statements and Projections.  All projections and budgets provided by Borrowers to Lender were prepared in good faith based on reasonable assumptions for which Borrowers have no knowledge that would render such assumptions unreasonable.  All financial statements provided to Lender were prepared in accordance with industry standard accounting principles, consistently applied, subject to normal year-end and adjustments, and accurately reflect in all material respects the financial condition of each Borrower, respectively, as of the date thereof and for the period ended as of such date.

(g)                                  No Insolvency or Bankruptcy.  No insolvency or bankruptcy proceeding is pending against either Borrower and to each Borrower’s knowledge, no Event of Default exists under the terms of this Agreement or any other Loan Document and no event or act has occurred, or condition exists, which with the giving of notice or the passage of time would constitute an Event of Default under the terms of this Agreement or any other Loan Document.

(h)                                 No Material Adverse Change.  No material adverse change has occurred in the property, business condition or financial prospects of any Borrower since the date of the latest financial statements delivered by Borrowers to Lender.

(i)                                     USA Freedom Act.  Neither Borrower is in violation of the USA Freedom Act—Public Law 114-23 nor any other statutes and orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of such act.

(j)                                    No Casualty. No fire, vandalism or other casualty resulting in damage in excess of $500,000 to the Collateral has occurred.

(k)                                 Representations and Warranties Continuous.  The foregoing representations and warranties, as well as the facts contained in the Recitals, shall be continuing in nature and shall be true and correct as of the date made, at the date of the initial advance and at the dates of all subsequent advances of the Revolving Loan.

(l)                                     Cologuard® Inventory.  No Cologuard® Inventory is located at 501 Charmany Drive, Madison, Wisconsin.

5.                                      INTENTIONALLY OMITTED.

6.                                      CONDITIONS OF BORROWING.

(a)                                 Conditions Precedent.  In addition to any other conditions set forth in this Agreement, Lender will not be required to make advances of the Revolving Loan unless the conditions set forth in this Section 6 have been completed to the reasonable satisfaction of Lender.  Lender may, in its discretion, make advances before any such condition is met without waiving its right to require that condition be met before any additional advance is made.

(b)                                 Items to be Furnished by Borrowers.  Prior to the initial funding of the Revolving Loan, Borrowers must furnish to Lender, in form and substance acceptable to Lender:

(1)                                 The Loan Documents duly and validly executed and delivered by Borrower or such other person or entity as may be appropriate, in recordable form where appropriate.

(2)                                 All insurance policies and endorsements required by this Agreement or any other Loan Document, accompanied by evidence of payment of the premiums for such policies.

(3)                                 A copy of each Borrower’s organizational documents and consent resolutions authorizing the Revolving Loan.

(4)                                 Such other documentation as Lender may deem reasonably necessary or appropriate to evidence the intent or effectuate the purpose of this Agreement.

(c)                                  Additional Conditions Precedent to Revolving Loans: In addition to the foregoing conditions, on or before each borrowing date of a Revolving Loan:

(1)                                 The applicable Borrower shall have complied with the borrowing procedure specified in section 2(b).

(2)                                 The representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the relevant borrowing date.

(3)                                 There shall exist on that borrowing date no Event of Default.

7.                                      INTENTIONALLY OMITTED.

8.                                      COVENANTS OF BORROWERS.  Borrowers agree and promise that:

(a)                                 Insurance Coverage.  Borrowers shall maintain or cause to be maintained in effect and furnish Lender with insurance policies and proof of payment of the following insurance coverages:

(1)                                 Commercial general liability insurance against claims for bodily injury or death to property suffered by others occurring in or about the Property to afford protection to the limit of not less than One Million Dollars ($1,000,000.00) per occurrence primary coverage and Two Million Dollars ($2,000,000.00) umbrella policy.

(2)                                 All other insurance coverages reasonably requested by Lender.

In addition to the foregoing, Borrowers shall keep the Collateral properly housed and insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers and such other risks as are customarily insured against by Persons engaged in businesses similar to that of Borrower, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be satisfactory to Lender.  Except as otherwise permitted by Lender in writing, insurance proceeds received with respect to the Collateral will be applied to the outstanding principal balance of the Secured Obligations.

(b)                                 Intentionally Omitted.

(c)                                  Use of Proceeds.  Borrowers will use the proceeds of all advances of the Revolving Loan for general working capital purposes and all other lawful corporate purposes; provided that Borrowers shall not use the proceeds of the Revolving Loan to purchase or carry margin stock.

(d)                                 Annual Financial Statements.  ESC shall make available to Lender on an annual basis, within 90 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2017, a balance sheet of ESC as of the close of such fiscal year and related statements of income, retained earnings and cash flows for such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, all in reasonable detail and satisfactory in scope to Lender, prepared by a firm of independent certified public accountants selected by ESC and satisfactory to Lender.  Lender hereby agreeing that the accounting firm of BDO is satisfactory to Lender.  ESC’s annual statements will be available on ESC’s website after they are filed with the Securities and Exchange Commission.  Such annual statements shall be accompanied by the unqualified opinion of such accountants to the effect that such audited financial statements were prepared in accordance with GAAP and fairly present the financial condition and results from operations of the Company as of such date and for such fiscal year. ESC shall prepare computations which will show whether or not Borrower is in compliance with the financial covenants contained in subsections 8(j) and 8(k) of this Agreement.   All such financial

statements, and the financial statements described in subsection (j) below, shall be furnished in consolidated and consolidating form for ESC and all consolidated subsidiaries which it may at the time have.

(e)                                  Interim Financial Statements.  ESC shall furnish to Lender within 40 days after the end of each fiscal quarter of each fiscal year a balance sheet of ESC as of the end of each such period and related statements of income, retained earnings and cash flows for the period from the beginning of the fiscal year through the end of such fiscal quarter, prepared in the manner set forth in subsection (i) hereof for the annual statements, reviewed by a firm of independent certified public accountants selected by ESC and satisfactory to Lender, Lender hereby agreeing that the accounting firm of BDO is satisfactory to Lender.  ESC’s quarterly statements will be available on ESC’s website after they are filed with the Securities and Exchange Commission.

(f)                                   Disposal of Assets.  Borrowers shall not sell, lease or dispose of any Collateral, other than sales or other dispositions of Inventory in the ordinary course of business, including, without limitation, the disposal of obsolete, outdated or otherwise unsaleable Inventory, Inventory given away for free or less than full price for promotional purposes and disposals or other giveaways or conveyances for research or study purposes.

(g)                                  Projections.  ESC shall furnish to Lender, no later than 90 days after the last day of each fiscal year, the annual projections for ESC and its consolidated subsidiaries (on a consolidated and consolidating basis) for the next fiscal year in form and detail reasonably satisfactory to Lender.

(h)                                 Intentionally Omitted.

(i)                                     Intentionally Omitted.

(j)                                    Minimum Tangible Net Worth.  Borrowers shall not permit Tangible Net Worth, on a consolidated basis for ESC and its consolidated subsidiaries, to be less than $225,000,000 as of the last day of any fiscal quarter.

(k)                                 Minimum Liquidity.  ESC shall, as of the end of each fiscal quarter, maintain cash, marketable securities, mutual funds, money market accounts, and managed investment accounts containing long positions in marketable stocks, rated corporate and municipal bonds, in each case which are owned (legally and beneficially) by Borrower and/or ESC free and clear of all liens, charges, and encumbrances equal to or greater than 50% of ESC’s consolidated negative EBITDA for the trailing twelve-month period ending on the last day of such fiscal quarter. Notwithstanding the foregoing, Borrowers and Lender agree that the covenant set forth in this subsection (p) shall not be tested at the end of any fiscal quarter in which ESC’s consolidated EBITDA is greater than $0 on a trailing twelve month basis.

(l)                                     Deposit Accounts.  ESC agrees that Lender shall have the opportunity to present proposals for ESC’s capital market, investment banking and liquid asset management relationships.

(m)                             Distributions, Loans and Advances.  No Borrower shall make any dividend, distribution, loan or advance to a member, shareholder or third party without the prior written consent of Lender; provided, however, each Borrower may make loans and advances and dividends and distributions on account of any of its equity interests in each case so long as no Event of Default under Section 9(a)(1)(a) as a result of Borrower’s failure to pay principal or interest when due or Section 9(a)(2)(b) as a result of a breach of Section 8(j) or 8(k) exists or would be created by the making of any such payment.

(n)                                 Liens.  No Borrower shall create, assume or permit to exist any Lien  upon any of its property or assets in which Lender has a Lien, whether now owned or hereafter acquired, except Permitted Liens.

(o)                                 Collateral Locations.  Borrowers will not (i) maintain any Collateral owned by it at any location other than those locations listed on Schedule 1 attached hereto (other than Inventory in transit), (ii) otherwise change, or add to, such locations without Lender’s prior written consent (and if Lender gives such consent and such location is leased by Borrowers as tenant, Borrowers will concurrently therewith use commercially reasonable efforts to obtain a collateral access agreement for each such leased location.

9.                                      DEFAULT.

(a)                                 Events of Default.  Occurrence of any of the following events is an “Event of Default” for purposes of this Agreement:

(1)                                 Default in Payment.  Any Borrower shall fail to pay (a) any principal or interest due on the Revolving Note when due thereunder and such failure continues for five (5) days or (b) any other amount payable hereunder or under any other Loan Document and such failure continues for five (5) days after written notice from Lender to Borrowers.

(2)                                 Default in Performance of Other Agreements.  Except as otherwise provided in this Agreement, (a) a default by a Borrower in the performance or observance of any of the agreements, covenants, conditions, provisions or terms set forth in Subsection 8(g) of this Agreement and such failure continues for thirty (30) days after written notice of such default from Lender to Borrowers and (b) a default by a Borrower in the performance or observance of any of the other agreements, covenants, conditions, provisions or terms set forth in this Agreement or any other Loan Document and such failure continues for thirty (30) days; provided, however, in the event such failure takes longer than thirty (30) days to cure, and so long as Borrowers are pursuing such cure, Borrowers shall have up to sixty (60) days to cure such default.

(3)                                 Representations or Statements False.  Any representation or warranty made by a Borrower in this Agreement or in any certificate or credit or security instrument delivered pursuant hereto, or any financial statement delivered to Lender, shall prove to have been false in any material respect as of the time when made or given and such Borrower knew or should have known that the representation was false.

(4)                                 Default on Other Obligations.  (a) an “Event of Default” (as defined therein) occurs under the CG Growth Loan Agreement, (b) a Borrower (i) fails to pay when due any other indebtedness or contingent obligation issued or assumed by such Borrower for which the outstanding principal amount of which is in excess of $5,000,000 or (ii) fails to comply with the terms of any agreement executed in connection with such indebtedness or contingent obligation and such default continues beyond any applicable grace or cure period if the effect of such failure is (x) to cause, or permit the holder or holders of such indebtedness or the beneficiary or beneficiaries of such indebtedness to cause, such indebtedness to be declared to be due and payable prior to its stated maturity, or (y) to cause such contingent obligation to become payable or cash collateral in respect thereof to be demanded or (c) to the extent applicable, a Borrower shall fail to pay all or any part any rentals due under any lease or sublease, and such default shall not be cured within the period or periods of grace, if any, specified in the instruments governing such obligations, which failure to pay has a material adverse impact upon the financial condition of Borrower, unless the failure to pay is being contested in good faith.

(5)                                 Judgments.  A final non-appealable judgment shall be entered against a Borrower and shall remain outstanding and unsatisfied, unbonded, or unstayed after sixty (60) days after the date of entry of the judgment, which after taking into account any payment made with respect thereto, shall cause the Borrowers to be in violation of Section 8(j) hereof.

(6)                                 Bankruptcy; Insolvency.  Any Borrower shall (i) become insolvent; or (ii) be unable, or admit in writing its inability to pay its debts as they mature; or (iii) make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property; or (iv) become the subject of an “order for relief” within the meaning of the United States Bankruptcy Code, which is not released or dismissed within ninety (90) days; or (v) file an answer to a creditor’s petition (admitting the material allegations thereof) for liquidation, reorganization, or to effect a plan or other arrangement with creditors; or (vi) apply to a court for the appointment of a receiver for any of its assets; or (vii) have a receiver appointed for any of its material assets (with or without its consent); or (viii) otherwise become the subject of any insolvency or debtor relief proceedings under federal or state law which is not released or dismissed in ninety (90) days.

(7)                                 Validity.  This Agreement, the Revolving Note or any other Loan Document shall, at any time after their respective execution and delivery, and for any reason, cease to be in full force and effect or shall be declared null and void by any entity other than Lender, or be revoked or terminated by any party other than Lender, or the validity or enforceability thereof or hereof shall be contested by a Borrower or any member thereof.

(8)                                 Injunctions.  A Borrower becomes the subject of any restraining order or injunction which would reasonably be expected to have a material adverse effect upon, the operations, business, properties or financial condition of a Borrower and is not dismissed within sixty (60) days of the issuance thereof.

(9)                                 Dissolution.  A Borrower is dissolved.

(b)                                 Recourse Available to Lender.  Without limiting the rights and remedies of Lender in the Revolving Note or other Loan Documents, Lender may, at its option during the continuance of an Event of Default, do any or all of the following, unless the Event of Default is subsequently waived in writing by Lender:

(1)                                 Without further notice to any Borrower, suspend its obligation to make advances under this Agreement.

(2)                                 Without further notice to or demand on any Borrower, terminate its obligation to make advances under this Agreement and declare the entire unpaid principal balance of the advances made under this Agreement immediately due and payable, together with accrued and unpaid interest on such advances and any other amounts due Lender in connection with the Revolving Loan.

(3)                                 Exercise all other enforcement remedies specified in the Loan Documents.

10.                               LOAN SALES AND PARTICIPATIONS.  Each Borrower agrees that Lender may elect, at any time, at Lender’s sole cost and expense and upon prior notice to Borrowers (which notice shall not be required while an Event of Default exists), to sell, assign, or grant participations in all or any portion of its rights and obligations under the Loan Documents and this Agreement, and that any such sale, assignment or participation may be to one or more financial institutions, private investors, and/or other entities, at Lender’s sole discretion.  Each Borrower further agrees that Lender may disseminate to any such actual or potential purchaser(s), assignee(s) or participant(s) all documents and information (including, without limitation, all financial information) which has been or is hereafter provided to or known to Lender with respect to:  (a) the Project and its operation; and (b) any party connected with the Revolving Loan (including, without limitation, Borrowers, any constituent partner, shareholder, member or manager of a Borrower, any guarantor, any indemnitor and any non-borrower mortgagor).  In the event of any such sale, assignment or participation, Lender shall remain fully liable to Borrowers to perform the obligations of Lender as set forth in the Loan Documents.  In connection with any such sale, assignment or participation, each Borrower further agrees that the Loan Documents shall be sufficient evidence of the obligations of Borrowers to each purchaser, assignee, or participant, and upon written request by Lender, each Borrower shall consent to such amendments or modifications to the Loan Documents as may be reasonably required in order to evidence any such sale, assignment, or participation.  Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section, Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from its obligations thereunder and Lender shall at all times remain in control of decision making under the Loan Documents.

11.                               MISCELLANEOUS.

(a)                                 Indemnification of Lender.  Each Borrower shall indemnify and hold Lender harmless against any and all claims, liabilities and causes of action arising in whole or in part out of any action taken by Lender in good faith under the Loan Documents, except for Lender’s recklessness or willful misconduct.

(b)                                 Availability of Remedies.  All remedies of Lender provided for in this Agreement are cumulative and shall be in addition to any and all other rights and remedies provided in the Loan Documents or by law or in equity.  The exercise of any remedy under this Agreement shall not in any way constitute a cure or waiver of default hereunder or elsewhere, invalidate any act done pursuant to any notice of default, or prejudice Lender in the exercise of any of its rights under this Agreement, unless Lender shall have realized all amounts owed to it under the Revolving Note.  No delay on the part of Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege constitute such waiver.

(c)                                  Benefit of this Agreement.  The provisions of this Agreement shall inure to the benefit of and be binding upon Borrowers and Lender, and their respective successors and assigns.  However, neither this Agreement nor the Loan Proceeds may be assigned by any Borrower without the prior written consent of Lender.  This Agreement is solely for the benefit of Lender, its participants, successors and assigns, and Borrowers.  Nothing in this Agreement shall confer upon anyone other than Borrowers or Lender, its participants, successors and assigns, any right to insist upon or to enforce the performance or observance of any of the obligations contained herein.  All conditions to the obligations of Lender to advance the Revolving Loan are imposed solely and exclusively for the benefit of Lender, its participants, successors and assigns.  No other person or entity shall have standing to require satisfaction of such conditions in accordance with their terms, and no other person or entity shall under any circumstances be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender at any time if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(d)                                 Survival.  All agreements, representations, and warranties made in this Agreement shall:  (1) survive execution of this Agreement, the making of the advances by Lender, and the execution of the Revolving Note and the other Loan Documents; and (2) continue until Lender receives payment in full for all indebtedness of Borrower incurred under the Loan Documents and all commitments of Lender to lend hereunder shall have terminated.

(e)                                  Applicable Law.  This Agreement shall be governed by the laws of the State of Wisconsin.

(f)                                   Time of the Essence.  Time is hereby expressly made of the essence in this Agreement.

(g)                                  Expenses and Attorneys’ Fees.  Borrowers shall be responsible for the payment of all reasonable fees (including attorneys’ fees) and out-of-pocket disbursements incurred by Lender (1) in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents; (2) in connection with enforcing, protecting or obtaining advice concerning its rights under the Loan Documents (including all attorneys’ fees and costs incurred in connection with bankruptcy or insolvency proceedings affecting any Borrower); and (3) in connection with any collection relating to the Loan Documents.  The foregoing covenant shall be enforceable without regard to whether or not any loan is made hereunder or is then outstanding hereunder.

(h)                                 Counterparts; Amendments.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument.  This Agreement may only be amended by written agreement signed by all parties to this Agreement.

(i)                                     Severability.  Whenever possible, each provision in this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(j)                                    Notices.  All notices given under this Agreement shall be in writing and sent by hand delivery, registered or certified mail, postage prepaid, return receipt requested, or by Federal Express or other nationally recognized overnight courier addressed to the party to be so notified at its address set forth below, or to such other address as such party may hereafter specify in accordance with the provisions of this Section.  Any Notice shall be deemed to have been received:  (i) if hand delivered, when delivered, (ii) three (3) days after the date such Notice is mailed, or (iii) on the next Business Day if sent by an overnight commercial courier:

(1)                                 To a Borrower:

Kyle Stacey, CPA

Vice President and Controller

Exact Sciences Corporation

441 Charmany Drive

Madison, Wisconsin 53719

(2)                                 With copies to:

Mr. David Weiss

General Capital Group

6938 N. Santa Monica Blvd

Fox Point, Wisconsin 53217

Sarah O. Jelencic, Esq.

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

(3)                                 To Lender:

Andrea Bukacek, Vice President

MB Financial Bank, N.A.

250 E. Wisconsin Avenue

Suite 1550

Milwaukee, Wisconsin 53202

(4)                                 With a copy to:

John H. Wink, Esq.

Reinhart Boerner Van Deuren s.c.

1000 North Water Street, Suite 1700

Milwaukee, Wisconsin 53202

(k)           Jurisdiction; Venue.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH BORROWER HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND DETERMINED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF DANE, STATE OF WISCONSIN OR, AT THE SOLE OPTION OF LENDER, IN ANY OTHER COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER AND CONTROVERSY.  TO THE MAXIMUM EXTENT PERMITTED BY

LAW, EACH BORROWER HEREBY EXPRESSLY WAIVES ANY RIGHT SUCH BORROWER MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NONCONVENIENCE OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.

(l)            Waiver of Jury Trial.  LENDER AND BORROWERS, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY LOAN DOCUMENT OR ANY OTHER RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE FOREGOING, OR ANY COURSE OF CONDUCT, DEALING, STATEMENT (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM.  NEITHER THE LENDER NOR ANY BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED, UNLESS A JURY TRIAL IN SUCH OTHER ACTION CANNOT BE WAIVED, IN WHICH CASE SUCH ACTIONS MAY BE CONSOLIDATED.  THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDER OR ANY BORROWER EXCEPT BY WRITTEN INSTRUMENT EXECUTED BY EACH RELEVANT PARTY.

[Signature Page Follows]

SIGNATURE PAGE TO LOAN AGREEMENT

Borrower and Lender have executed this Agreement as of the date first set forth above.

BORROWERS:

EXACT SCIENCES CORPORATION, a Delaware corporation

By:	/s/ Jeff Elliott
Name:	Jeff Elliott
Title:	Chief Financial Officer

EXACT SCIENCES LABORATORIES, LLC, a Delaware limited liability company

By:	/s/ Jeff Elliott
Name:	Jeff Elliott
Title:	Chief Financial Officer

LENDER:

MB FINANCIAL BANK, N.A.

By:	/s/ Andrea Bukacek
Andrea Bukacek, Vice President

Exhibit:

A.            Legal Description